Exhibit 99.1

news release

Contact Information:	Investor Relations Information:
Rod Peterson	Charlotte Willson
NeoMagic Corporation	NeoMagic Corporation
(408) 428-9725	Vice President, Finance and Administration
(408) 428-9725

Neomagic® Corporation Announces addition of two new independent directors

San Jose, California - August 24, 2010-- NeoMagic Corporation (Pink Sheets: NMGC), a pioneer in developing mobile multimedia, today announced the addition of two new, independent directors, Charles F. Bellavia and Scott Sullinger, to its Board of Directors.

Mr. Bellavia served as CEO of Xecom, a leading supplier of miniature communications components and custom modules for Original Equipment Manufacturers, from 2002 to 2006. From 1998 to 2001, Mr. Bellavia was Vice President, Marketing and Sales at California Micro Devices, a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, digital consumer electronics and personal computer markets.  Prior to joining California Micro Devices, Mr. Bellavia was the principal of  Bellavia Consulting a High Tech general management consulting firm focused on wireless, Internet, software, semiconductor and hardware companies. His previous management experience includes Intel and HP.  Mr. Bellavia serves on the board of directors of ECCOgen, a financial services company in the K-12 campus cashless solutions card market, and has been the Chairman of their Governance and Nominating Committee since 2008.  He has served on the Board of Directors of Catholic Charities of the East Bay, Oakland, CA since 2004, including tenures as the Chairman of the Development Committee, Board Executive Committee, Investment Committee, and Audit Committee. Mr. Bellavia previously served on the board of Green Motors, an alternative clean fuel technology automotive distributor (2007 to 2009), and as a member of the Technical Advisory Board of Intanghi, a communications’ software start-up developing solutions to manage the complexity of Enterprise Systems (2003 to 2008).

Mr. Bellavia received his BSEE at Clarkson University and his MBA at the University of Rochester's Simon Graduate School of Business.

From March 2004 to March 2007, Mr. Sullinger was Vice President of Finance and Chief Financial Officer at NeoMagic Corporation. Since March 2007, Mr. Sullinger has worked as an executive search consultant at Egon Zehnder International. Prior to joining NeoMagic in 2004, Mr. Sullinger was Director of Finance at ON Semiconductor, a provider of power and data management semiconductors and standard semiconductor components. Before joining ON Semiconductor, Mr. Sullinger spent seven years in investment banking, most recently as Vice President of Technology Investment Banking at Morgan Stanley. Mr. Sullinger served on the Board of Directors of Medistem, a biotech company, where he served as Chairman of the Audit Committee from 2007 to 2009.

Mr. Sullinger has a bachelor's degree in economics from the University of California, Los Angeles, where he graduated cum laude, and a Masters Degree in Business Administration from Columbia University. Mr. Sullinger maintains a CPA (inactive) license in California.

“With the talent and industry expertise the appointment of these new Directors brings to NeoMagic’s Board of Directors, the Board now has the necessary leadership and diversification required to execute our strategic initiatives.  As we go forward we will strive to continue increasing our revenue stream and profitability through innovative new products, strategic alliances and partnerships,” said David Tomasello, Managing Director of Bluestone and NeoMagic Chairman of the Board. “I am pleased to have such accomplished individuals join us at such a pivotal point in the rejuvenation process of NeoMagic.”

About NeoMagic

NeoMagic designs and delivers consumer electronic device solutions with semiconductors and software offering exciting new product functionality for Video, TV, Imaging, Graphics, and Audio. We provide low cost, innovative multimedia chip technology for tomorrow's entertainment and communication needs. Our capabilities give our partners and their customers' high quality answers to excite and enhance the consumer's lifestyle. For more information, please visit www.neomagic.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements about our future product development, strategic partnerships, marketing efforts and growth. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including our need for additional funding for our operations, the ability to locate and hire qualified personnel, the inability to reach agreement with strategic partners on a timely basis and on acceptable terms, changes in competitive conditions and market acceptance of our new products and technologies. Additional risks and uncertainties are discussed in NeoMagic's most recent annual report on Form 10-K for the year ended January 31, 2010, filed on May 17, 2010, filed with the United States Securities and Exchange Commission (SEC), which is available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the Company, except as may be required by law.

NeoMagic is a registered trademark of NeoMagic Corporation and MiMagic is trademarked. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.